Exhibit 99.2

Tempest Adopts Limited Duration Stockholder Rights Plan

BRISBANE, Calif., October 11, 2023 —Tempest Therapeutics, Inc. (Nasdaq: TPST), a clinical-stage oncology company developing first-in-classi therapeutics that combine both targeted and immune-mediated mechanisms, today announced that its Board of Directors (the “Board”) has adopted a limited duration stockholder rights plan, effective immediately (the “Rights Plan”).

Stephen Brady, president and chief executive officer of Tempest, stated: “Today we announced exciting new randomized data in first-line HCC from our lead program, TPST-1120. Unfortunately, Tempest, like many other biotechnology companies, continues to experience a significant and ongoing dislocation in the trading price of its common stock. We intend the Rights Plan to enable all of our stockholders to realize the long-term value of their investment. The Rights Plan should reduce the likelihood that any person or group gains control of Tempest through open market accumulation without paying all stockholders an appropriate control premium or without providing the Board sufficient time to make informed judgments and take actions that are in the best interests of all stockholders.”

The Board did not adopt the Rights Plan in response to a specific takeover threat. In addition, the Rights Plan does not prevent the Board from engaging with parties or accepting an acquisition proposal if the Board believes that it is in the best interests of Tempest and all of its stockholders. The Rights Plan is similar to other plans adopted by publicly held companies in comparable circumstances, and does not contain any dead-hand, slow-hand, no-hand or similar feature that limits the ability of a future Board to redeem the rights.

In connection with the adoption of the Rights Plan, the Board declared a dividend of one right for each outstanding share of the Company’s common stock as of the close of business on October 23, 2023, the record date. The rights will be exercisable only if a person or group (an “acquiring person”) acquires or launches a tender or exchange offer to acquire beneficial ownership (which includes certain synthetic equity interests) of 10% or more of the Company’s outstanding common stock (15% for certain passive institutional investors as described in the Rights Plan). Any stockholders with beneficial ownership of the Company’s outstanding common stock above the applicable threshold as of the time of this announcement are grandfathered at their current ownership levels but are not permitted to increase their ownership without triggering the Rights Plan. Once the rights become exercisable, each right will entitle its holder (other than the acquiring person, whose rights will become void) to purchase, for $25.00, additional shares of the Company’s common stock having a market value of twice such exercise price. In addition, the Rights Plan has customary flip-over and exchange features.

The Rights Plan will expire on October 10, 2024 or, if Tempest’s stockholders approve the Rights Plan, on October 10, 2026, unless the rights are earlier redeemed by the Company. Additional information regarding the Rights Plan will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

About Tempest Therapeutics

Tempest Therapeutics is a clinical-stage oncology company advancing small molecules that combine both tumor-targeted and immune-mediated mechanisms with the potential to treat a wide range of tumors. The company has a diverse portfolio of novel programs ranging from early research to investigation in a randomized global study in first-line cancer patients. The company’s two clinical programs, TPST-1120 and TPST-1495, target PPARα and the prostaglandin E2 receptors, EP2/EP4, respectively, and are advancing through trials designed to study the agents as monotherapies and in combination with approved agents. Tempest is also developing an orally available inhibitor of TREX1, a target that controls activation of the cGAS/STING pathway. Tempest is headquartered in Brisbane, California. More information about Tempest can be found on the company’s website at www.tempesttx.com.

Forward-looking Statements

This press release contains forward-looking statements (including within the meaning of Section 21E of the Exchange Act, and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”)) concerning Tempest Therapeutics, Inc. These statements may discuss goals, intentions, and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Tempest Therapeutics, as well as assumptions made by, and information currently available to, management of Tempest Therapeutics. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “could”, “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions. All statements that are not historical facts are forward-looking statements, including any statements regarding the timing of data releases from the TPST-1120 program and the impact of the adoption on the Rights Plan. Forward-looking statements are based on information available to Tempest Therapeutics as of the date hereof and are not guarantees of future performance. Factors that may cause actual results to differ from those expressed or implied are discussed in greater detail in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 and other documents filed by the Company from time to time with the Securities and Exchange Commission. Except as required by applicable law, Tempest Therapeutics undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing Tempest Therapeutics’ views as of any date subsequent to the date of this press release and should not be relied upon as prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Tempest Therapeutics.

Investor Contacts:

Sylvia Wheeler

Wheelhouse Life Science Advisors

swheeler@wheelhouselsa.com

Aljanae Reynolds

Wheelhouse Life Science Advisors

areynolds@wheelhouselsa.com

[i] If approved by the FDA